SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2023

KULR TECHNOLOGY GROUP, INC.
(Exact name of the registrant as specified in its charter)

Delaware	001-40454	81-1004273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4863 Shawline Street, San Diego, California 92111

(Address of principle executive offices) (Zip code)

Registrant’s telephone number, including area code: (408) 663-5247

Not applicable

(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14D-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s)	Name of Each Exchange on Which Registered:
Common Stock	KULR	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 12, 2023, KULR Technology Group, Inc. (the “Company”) entered into an Underwriting Agreement (the “Agreement”) with The Benchmark Company, LLC, the sole book-running manager and representative of several underwriters (the “Representative”) relating to an underwritten offering (the “Offering”) of 7,142,857 shares (“Shares”) of common stock of the Company (“Common Stock”) at a price to the public of $0.35 per share (the “Offering Price”).  Pursuant to the Agreement, the Company has granted the Representative a 30-day option to purchase up to an additional 1,071,428 shares of Common Stock (the “Option Shares”), solely to cover over-allotments, if any, at the Offering Price less the underwriting discounts and commissions.

The Company estimates that the gross proceeds from the Offering will be $2,500,000 million, before deducting the underwriting discounts and commissions and the estimated offering expenses payable, and assuming no exercise of the undewriters’ over-allotment option, or $2,875,000 million if the underwriters exercise their over-allotment option for the Option Shares in full.

The Company intends to use the net proceeds from the Offering to pay off certain amounts of the outstanding balance owed under its existing financing facility and for working capital and general corporate purposes.

Pursuant to the Agreement, the Company has agreed, subject to certain exceptions, during a period of 60 days after the date of the Agreement, that it will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of the Company’s capital stock or any securities convertible into or exercisable or exchangeable for shares of the Company’s capital stock; (ii) file or caused to be filed any registration statement with the Securities and Exchange Commission relating to the offering of any shares of the Company’s capital stock or any securities convertible into or exercisable or exchangeable for shares of the Company’s capital stock; (iii) complete any offering of debt securities, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Company’s capital stock during such period. In addition, the Company’s executive officers, directors and 5% or greater stockholder have agreed, subject to certain exceptions, not to offer, sell, dispose of or hedge any shares of the Company’s common stock or common stock equivalents, during a period of 90 days after the date of the Agreement.

The Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make because of any of those liabilities.

The Offering was made pursuant to an effective registration statement on Form S-3, as amended (File No. 333-257697) previously filed with the Securities and Exchange Commission (the “SEC”) and a preliminary prospectus supplement, relating to the Offering. The closing of the Offering is expected to take place on September 15, 2023, subject to the satisfaction of customary closing conditions.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the legal opinion and consent of Sichenzia Ross Ference, LLP relating to the Shares is attached hereto as Exhibit 5.1.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 8.01 Other Events.

The Company issued press releases announcing the launch and pricing of the Offering on September 12, 2023 and September 13, 2023, respectively. Copies of these press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are each incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed with this report:

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit Number	Description of Document
1.1	Underwriting Agreement dated September 12, 2023, by and between KULR Technology Group, Inc., and The Benchmark Company LLC
5.1	Opinion of Sichenzia Ross Ference LLP
23.1	Consent of Sichenzia Ross Ference LLP (included in Exhibit 5.1)
99.1	Press Release dated September 12, 2023, announcing the launch of the Offering
99.2	Press Release dated September 13, 2023, announcing the pricing of the Offering
104	Cover page of this Current Report on Form 8-K formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

KULR TECHNOLOGY GROUP, INC.

Date: September 13, 2023	By:	/s/ Michael Mo
Michael Mo
President & Chief Executive Officer